Exhibit 99.1

TransMedics Reports Fourth Quarter and Full Year 2023 Financial Results

Andover, Mass. – February 26, 2024 – TransMedics Group, Inc. (“TransMedics”) (Nasdaq: TMDX), a medical technology company that is transforming organ transplant therapy for patients with end-stage lung, heart, and liver failure, today reported financial results for the quarter and year ended December 31, 2023.

Recent Highlights

▪
Total revenue of $81.2 million in the fourth quarter of 2023, a 159% increase compared to the fourth quarter of 2022
▪
Total revenue of $241.6 million in the full year of 2023, a 159% increase compared to the full year of 2022
▪
Generated net income of $4.0 million or $0.12 per share in the fourth quarter of 2023

“2023 was a great year for TransMedics as we achieved 159% revenue growth and launched TransMedics transplant logistics services to provide a more operationally and economically efficient service to our transplant program users,” said Waleed Hassanein, MD, President and Chief Executive Officer. “We are humbled and excited that the use of OCS technology and our NOP program were primary drivers in increasing the national heart and liver transplant volumes by 12% in 2023. This double-digit growth in transplant volumes has not been witnessed in several years.”

Fourth Quarter 2023 Financial Results

Total revenue for the fourth quarter of 2023 was $81.2 million, a 159% increase compared to $31.4 million in the fourth quarter of 2022. The increase was due primarily to the increase in utilization of the OCS through the National OCS Program (“NOP”) as well as additional revenue generated by the addition of TransMedics logistics services.

Gross margin for the fourth quarter of 2023 was 59% compared to 66% in the fourth quarter of 2022.

Operating expenses for the fourth quarter of 2023 were $45.3 million compared to $27.5 million in the fourth quarter of 2022. The increase in operating expense was driven primarily by increased investment throughout the organization to support the growth of the company. Fourth quarter operating expenses in 2023 included $5.5 million of stock compensation expense compared to $3.0 million of stock compensation in the fourth quarter of 2022.

Net income for the fourth quarter of 2023 was $4.0 million compared to net loss of $6.7 million in the fourth quarter of 2022.

Full Year 2023 Financial Results

Total revenue for the full year of 2023 was $241.6 million, a 159% increase compared to $93.5 million in the full year of 2022. The increase was due primarily to the increase in utilization of the OCS through the NOP as well as additional revenue generated by the addition of TransMedics logistics services.

Gross margin for the full year of 2023 was 64% compared to 70% in the full year of 2022.

Operating expenses for the full year of 2023 were $182.8 million compared to $96.7 million in the full year of 2022. The increase in operating expense was driven by investment throughout the organization to support the growth in the business as well as an acquired in-process research and development charge of $27.2 million and an additional $2.0 million in non-recurring acquisition-related costs, both in the third quarter of 2023. Full year 2023 operating expenses included $19.4 million of stock compensation expense compared to $10.3 million in 2022.

Net loss for the full year of 2023 was $25.0 million compared to $36.2 million in the full year of 2022.

Cash was $394.8 million as of December 31, 2023.

2024 Financial Outlook

TransMedics expects total revenue for full-year 2024 to be in the range of $360 million to $370 million, which represents 49% to 53% growth compared to the company’s prior year revenue.

Webcast and Conference Call Details

The TransMedics management team will host a conference call beginning at 4:30 p.m. ET / 1:30 p.m. PT on Monday, February 26, 2024. Investors interested in listening to the conference call may do so by dialing (866) 807-9684 for domestic callers or (412) 317-5415 for international callers and ask to be joined into the TransMedics call. A live and archived webcast of the event will be available on the “Investors” section of the TransMedics website at www.transmedics.com.

About TransMedics Group, Inc.

TransMedics is the world’s leader in portable extracorporeal warm perfusion and assessment of donor organs for transplantation. Headquartered in Andover, Massachusetts, the company was founded to address the unmet need for more and better organs for transplantation and has developed technologies to preserve organ quality, assess organ viability prior to transplant, and potentially increase the utilization of donor organs for the treatment of end-stage heart, lung, and liver failure.

Forward-Looking Statements

This press release contains forward-looking statements with respect to, among other things, our full-year guidance, and statements about our operations, financial position, and business plans.

These forward-looking statements are subject to a number of risks and uncertainties. Our management cannot predict all risks, nor can we assess the impact of all factors or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in or implied by any forward-looking statements we may make. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated in or implied by the forward-looking statements. Some of the key factors that could cause actual results to differ include: that we continue to incur losses; our ability to attract and retain key personnel; our existing and any future indebtedness, including our ability to comply with affirmative and negative covenants under our credit agreement to which we will remain subject until maturity; the fluctuation of our financial results from quarter to quarter; our need to raise additional funding and our ability to obtain it on favorable terms, or at all; our ability to use net operating losses and research and development credit carryforwards; our dependence on the success of the OCS; our ability to expand access to OCS through the NOP; our ability to scale our manufacturing and sterilization capabilities to meet increasing demand for our products; the rate and degree of market acceptance of the OCS; our ability to educate patients, surgeons, transplant centers and private payors of benefits offered by the OCS; our ability to improve the OCS platform and develop the next generation of the OCS products; our dependence on a limited number of customers for a significant portion of our net revenue; our ability to maintain regulatory approvals or clearances for our OCS products in the United States, the European Union, and worldwide; our ability to adequately respond to FDA, or other competent authorities, follow-up inquiries in a timely manner; performance of our third-party suppliers and manufacturers; our use of third parties to transport donor organs and medical personnel for our NOP and our ability to maintain and grow our aviation capabilities to support our NOP to reduce dependence on third party transportation, including by means of the acquisition of fixed-wing aircraft or other acquisitions, joint ventures or strategic investments; our ability to maintain Federal Aviation Administration or other regulatory licenses or approvals for our aircraft services; price increases of the components of our products and maintenance, parts and fuel for our aircraft; the timing or results of post-approval studies and any clinical trials for the OCS; our manufacturing, sales, marketing and clinical support capabilities and strategy; attacks against our information technology infrastructure; the economic, political and other risks associated with our foreign operations; our ability to protect, defend, maintain and enforce our intellectual property rights relating to the OCS and avoid allegations that our products infringe, misappropriate or otherwise violate the intellectual property rights of third parties; the pricing of the OCS, as well as the reimbursement coverage for the OCS in the United States and internationally; regulatory developments in the United States, European Union and other jurisdictions; the extent and success of competing products that are or may become available; our ability to service our 1.50% convertible senior notes, due 2028; the impact of any product recalls or improper use of our products; risks related to retaining key Summit employees and risks related to providing logistics and aviation services and owning aircraft; our estimates regarding revenues, expenses and needs for additional financing; and other factors that may be described in our filings with the Securities and Exchange Commission (the “SEC”). Additional information will be made available in our annual and quarterly reports and other filings that we make with the SEC. The forward-looking statements in this press release speak only as of the date of this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and we are not able to predict all of them. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable law.

Investor Contact:

Brian Johnston

332-895-3222

Investors@transmedics.com

TransMedics Group, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended December 31,		Year ended December 31,
	2023	2022	2023	2022
Revenue:
Net product revenue	$51,874	$25,074	$176,069	$79,234
Service revenue	29,300	6,301	65,554	14,225
Total revenue	81,174	31,375	241,623	93,459
Cost of revenue:
Cost of net product revenue	14,065	5,281	41,015	16,970
Cost of service revenue	19,185	5,391	46,515	11,217
Total cost of revenue	33,250	10,672	87,530	28,187
Gross profit	47,924	20,703	154,093	65,272

Gross Margin	59%	66%	64%	70%

Operating expenses:
Research, development and clinical trials	10,761	5,756	36,055	26,812
Acquired in-process research and development expenses	—	—	27,212	—
Selling, general and administrative	34,560	21,726	119,553	69,897
Total operating expenses	45,321	27,482	182,820	96,709
Income (loss) from operations	2,603	(6,779)	(28,727)	(31,437)
Other income (expense):
Interest expense	(3,605)	(1,007)	(10,791)	(3,726)
Other income (expense), net	4,865	1,085	12,847	(1,002)
Total other income (expense), net	1,260	78	2,056	(4,728)
Income (loss) before income taxes	3,863	(6,701)	(26,671)	(36,165)
(Provision) benefit for income taxes	168	(19)	1,643	(66)
Net income (loss)	$4,031	$(6,720)	$(25,028)	$(36,231)
Net income (loss) per share:
Basic	$0.12	$(0.21)	$(0.77)	$(1.23)
Diluted	$0.12	$(0.21)	$(0.77)	$(1.23)
Weighted average common shares outstanding:
Basic	32,644,525	32,010,621	32,517,372	29,556,633
Diluted	34,179,059	32,010,621	32,517,372	29,556,633

TransMedics Group, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31,
	2023	2022
Assets
Current assets:
Cash	$394,812	$201,182
Accounts receivable	63,576	27,611
Inventory	44,235	20,605
Prepaid expenses and other current assets	8,031	2,896
Total current assets	510,654	252,294
Property, plant and equipment, net	173,941	19,223
Operating lease right-of-use assets	6,546	5,130
Restricted cash	500	500
Goodwill	11,990	—
Acquired intangible assets, net	2,354	—
Other non-current assets	62	—
Total assets	$706,047	$277,147
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$12,717	$3,341
Accrued expenses and other current liabilities	38,221	18,635
Deferred revenue	1,961	241
Operating lease liabilities	2,035	1,444
Total current liabilities	54,934	23,661
Convertible senior notes, net	447,140	—
Long-term debt, net	59,064	58,696
Operating lease liabilities, net of current portion	7,707	7,415
Total liabilities	568,845	89,772
Total stockholders’ equity	137,202	187,375
Total liabilities and stockholders’ equity	$706,047	$277,147